Exhibit 10.1

EXECUTION

REVOLVING CREDIT FACILITY AGREEMENT

DATED 29 NOVEMBER, 2022

between

CASH CONNECT CAPITAL PROPRIETARY LIMITED

(as Borrower)

and

THE PARTIES LISTED IN PART I OF SCHEDULE 1 (THE ORIGINAL PARTIES)
(the Original Guarantors);

and

FIRSTRAND BANK LIMITED
(ACTING THROUGH ITS RAND MERCHANT BANK DIVISION)
(as Lender)

THIS AGREEMENT is entered into between:

(A) CASH CONNECT CAPITAL PROPRIETARY LIMITED (Registration No. 2017/029430/07), a limited liability company duly registered and incorporated in accordance with the laws of South Africa, as borrower (the Borrower);

(B) THE PARTIES listed in Part I of Schedule 1 (The Original Parties) as original guarantors (the Guarantors); and

(C) FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION) a limited liability company duly registered and incorporated in accordance with the laws of South Africa, as original lender (the Original Lender).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement:

1.1.1 Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

1.1.2 Approved Extension Period shall have the meaning ascribed thereto in Clause 9.2.

1.1.3 Auditors means one of BDO, PwC, EY, KPMG or Deloitte or any other firm approved in advance by the Lender in writing.

1.1.4 Authorisation means an authorisation, consent, approval, resolution, licence, permit, exemption, filing, notarisation, lodgement or registration.

1.1.5 Availability Period means the period commencing on the Closing Date and terminating on the date which falls 1 month prior to the Maturity Date.

1.1.6 Available Amount means, at any time, the Commitment minus the aggregate amount of the outstanding Loan.

1.1.7 Available Facility means, in relation to the Facility, the Commitment minus:

(a) the amount of any outstanding Utilisations under the Facility; and

(b) in relation to any proposed Utilisation, the amount of any Utilisations that are due to be made under the Facility on or before the proposed Utilisation Date.

1.1.8 BEE Party means a juristic person, trust or entity in respect of which historically disadvantaged persons beneficially hold and control at least the minimum percentage ownership interests therein and/or derive therefrom the minimum economic benefits as may be stipulated from time to time pursuant to the applicable industry sector charter, as read with any applicable black economic empowerment codes of conduct and which, in any case, is not a member of the Group.

1.1.9 Business Day means a day (other than a Saturday, a Sunday or official public holiday) on which banks are open for general business in Johannesburg.

1.1.10 Cash Connect Management means Cash Connect Management Solutions Proprietary Limited (Registration No. 2006/010530/07), a limited liability company duly registered and incorporated in accordance with the laws of South Africa.

1.1.11 Cash Connect Management Facilities Agreement means the facilities agreement dated on or about 24 January, 2022 between Cash Connect Management Solutions Proprietary Limited and FirstRand Bank Limited (acting through its Rand Merchant Bank division).

1.1.12 Cash Connect Management Finance Documents means the "Finance Documents" as defined in the Cash Connect Management Facilities Agreement.

1.1.13 Closing Certificate means a certificate substantially in the form of Schedule 5 (Form of Closing Certificate).

1.1.14 Closing Date means the date of the notice delivered by the Original Lender to the Borrower in accordance with the provisions of Clause 5.1 (Initial conditions precedent).

1.1.15 Code means the US Internal Revenue Code of 1986.

1.1.16 Commitment means ZAR300,000,000, to the extent not cancelled, reduced, transferred or increased under this Agreement.

1.1.17 Commitment Increase Confirmation means a confirmation substantially in the form set out in Schedule 6 (Form of Commitment Increase Confirmation).

1.1.18 Companies Act means the Companies Act No. 71 of 2008.

1.1.19 Compliance Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Compliance Certificate).

1.1.20 Confidential Information means all information relating to an Obligor, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from an Obligor or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a) is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 31 (Confidentiality); or

(b) is identified in writing at the time of delivery as non-confidential by an Obligor or any of its advisers; or

(c) is known by the Lender before the date the information is disclosed to it in accordance with Clauses 1.1.20(a) or 1.1.20(b) or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with an Obligor and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

1.1.21 Confidentiality Undertaking means a confidentiality undertaking in the form published by the Loan Market Association as set out in Schedule 7 (Form of Confidentiality Undertaking) or in such other form agreed between the Borrower and the Lender.

1.1.22 Default means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of any applicable grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

1.1.23 Disruption Event means either or both of:

(a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of any Party preventing that, or any other Party:

(i) from performing its payment obligations under the Finance Documents; or

(ii) from communicating with the other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

1.1.24 Distribution means any payment (whether in cash or in specie) by way of interest or principal (whether in respect of an intercompany or shareholder loan or otherwise), dividend, fee, royalty, management fees or other distribution or payment whatsoever (including, without limitation, by way of the repurchase of any shares) by or on behalf of (i) a company to or for the account of its shareholders, any holder of any of its securities or any other person; (ii) a trust to or for the account of its beneficiaries or any other person, and includes a "distribution" as defined in the Companies Act.

1.1.25 Economic Failure means any adverse change or deterioration in existing market conditions or other situation, as determined in the sole discretion of the Lender (including any adverse change or other situation in the South African or international capital markets or in the South African or international monetary, financial, political or economic conditions) which renders it unlawful, impossible or uneconomic for the Lender to make the Facility available (or any part thereof) in terms of any Finance Document.

1.1.26 Entity means any natural or juristic person, association, business, close corporation, company, concern, enterprise, firm, partnership, Joint Venture, trust, undertaking, voluntary association, body corporate and any similar entity.

1.1.27 Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a) air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b) water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c) land (including, without limitation, land under water).

1.1.28 Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law or any authorisation held (or required to be held) under applicable Environmental Law.

1.1.29 Environmental Law means any applicable law or regulation which relates to:

(a) the pollution or protection of the Environment;

(b) harm to or the protection of human health;

(c) the conditions of the workplace; or

(d) the generation, handling, storage, use, release, emission or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

1.1.30 Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of each member of the Wider Group conducted on or from the properties owned or used by that member of the Wider Group.

1.1.31 Event of Default means any event or circumstance specified as such in Clause 22 (Events of Default).

1.1.32 Facility means the revolving credit facility made available under this Agreement as described in Clause 2 (The Facility).

1.1.33 Facility Outstandings means, at any time, the aggregate of all amounts of loan principal, accrued interest, fees and all other amounts owing by the Borrower to the Lender under the Finance Documents at such time on account of the Facility, including without limitation, any claim for damages or restitution or any claim as a result of any recovery by the Borrower or another person of a payment or discharge under the Finance Documents on the grounds of preference.

1.1.34 FATCA means:

(a) Sections 1471 to 1474 of the Code or any associated regulations;

(b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in Clause 1.1.34(a); or

(c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in Clauses 1.1.34(a) or 1.1.34(b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

1.1.35 FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

1.1.36 FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

1.1.37 Final Discharge Date means the date on which:

(a) the Facility Outstandings have been irrevocably and unconditionally paid and discharged in full (whether or not as a result of enforcement); and

(b) the Lender has no commitment whatsoever to provide finance or any other form of credit or financial accommodation to any person under this Agreement,

as certified in writing by the Lender within five Business Days of receipt of a request for confirmation from the Borrower, if all the requirements above have in fact been met.

1.1.38 Finance Documents means, collectively:

(a) this Agreement;

(b) the Subordination Agreement;

(c) the Security Documents;

(d) the Obligor Pledge and Cession Amendment Agreement;

(e) each Utilisation Request;

(f) each Compliance Certificate;

(g) each Transfer Certificate;

(h) each Commitment Increase Confirmation; and

(i) any other document designated as such by the Lender and the Borrower in writing,

and each a Finance Document as the context may require.

1.1.39 Finance Lease means any lease or hire purchase contract, a liability under which would, in accordance with IFRS, be treated as a balance sheet liability (other than an Operating Lease).

1.1.40 Financial Indebtedness means any indebtedness for or in respect of:

(a) moneys borrowed, credit provided and debit balances at financial institutions;

(b) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d) the amount of any liability in respect of any Finance Lease;

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of that derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h) any amount raised by the issue of shares which are redeemable;

(i) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in Clauses 1.1.40(a) to 1.1.40(i).

1.1.41 Group means each Guarantor and each of its Subsidiaries from time to time.

1.1.42 Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

1.1.43 IFRS means:

(a) the international accounting standards within the meaning of the IAS Regulation 1606/2002; or

(b) the international financial reporting standards for small and medium enterprises, as issued from time to time by the International Account Standard Board or its successor body,

in each case, to the extent applicable to the relevant financial statements.

1.1.44 Joint Venture means any joint venture entity, partnership or similar person, comprising an association of two or more persons to undertake a business enterprise through a combination of assets and/or expertise.

1.1.45 K2020 means K2020 Connect Proprietary Limited (registration number 2020/263969/07), a limited liability company duly registered and incorporated in accordance with the laws of South Africa.

1.1.46 Legal Fees and Expenses means the amount of all legal fees (plus VAT thereon) payable to Webber Wentzel and all disbursements (plus VAT on such disbursements) incurred in connection with the negotiation and preparation of this Agreement and the other Finance Documents.

1.1.47 Lender means:

(a) the Original Lender; and

(b) any bank or financial institution which becomes a Party as a Lender in accordance with Clause 23.1 (Cessions and delegations by the Lender),

which, in each case, has not ceased to be a Party in accordance with the terms of this Agreement.

1.1.48 Limited Recourse Loan means a loan or series of loans made under a master agreement not exceeding, in aggregate, the sum of R144,225,904.55 and the amount outstanding under the overdraft granted by the Lender to K2020 made by the Borrower to K2020 on terms acceptable to the Lender.

1.1.49 Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

1.1.50 Longstop Date means 15 December, 2022 (or such later date as the Lender may notify the Borrower in writing).

1.1.51 Margin means 0.95 per cent. per annum.

1.1.52 Material Adverse Effect means any event, matter or circumstance or combination of events, matters or circumstances, which, in the reasonable opinion of the Lender, has or may have a material adverse effect on:

(a) the business, operations, property or condition (financial or otherwise) or prospects of a member of the Wider Group; or

(b) the ability of a member of the Wider Group to perform its obligations under the Finance Documents to which it is a party; or

(c) the validity or enforceability of any Finance Document or any Transaction Security or any right or remedy of the Lender arising under a Finance Document.

1.1.53 Maturity Date means the date occurring 24 months after the Closing Date, as such date may be extended by the Approved Extension Period.

1.1.54 Obligors means, collectively, the Borrower and each Guarantor, and each an Obligor as the context may require.

1.1.55 Obligor Pledge and Cession means the pledge and cession in securitatem debiti agreement dated on or about 22 March, 2022 between, inter alios, the Obligors (as cedents) and the Original Lender (as cessionary) as amended by the Obligor Pledge and Cession Amendment Agreement.

1.1.56 Obligor Pledge and Cession Amendment Agreement means the amendment agreement dated on or about the date of this Agreement which amends the Obligor Pledge and Cession.

1.1.57 Operating Lease means any lease contract (concluded either prior to or after 1 January 2019), which would have been classified as an operating lease under IAS17 prior to 1 January 2019 and solely as a result of the adoption of IFRS 16 with effect from 1 January 2019 is now classified as a finance lease.

1.1.58 Original Financial Statements means in respect of the Borrower and each Guarantor, its audited financial statements for its financial year ended on 30 June, 2022.

1.1.59 Party means a party to this Agreement and collectively, the Parties.

1.1.60 Permitted BEE Transaction means any acquisition of shares or interests by or disposal of shares or interest to a BEE Party, provided that the transaction is concluded in order to comply with the requirements of the Group or any member thereof under an applicable code of good practice issued in terms of section 9 of the Broad Based Black Economic Act 53 of 2003 and entered into with the express prior consent of the Lender and in terms of which the shares and shareholder loan claims of the BEE Party in and against Cash Connect Management are pledged and ceded in favour of the Lender.

1.1.61 Prime Rate means the basic rate of interest (per cent, per annum, compounded monthly in arrear and calculated on a 365 day year) from time to time quoted by the Lender as being its prime rate, certified by any manager of the Lender, whose appointment and designation need not be proved.

1.1.62 Quasi-Security shall have the meaning ascribed thereto in Clause 21.15.1.

1.1.63 Refinancing means any arrangement pursuant to which the Facility Outstandings (and other amounts owing under the Finance Documents) are prepaid out of the proceeds of any new financial indebtedness directly or indirectly incurred by the Borrower or any Obligor for such purpose, and Refinanced shall bear a corresponding meaning.

1.1.64 Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

1.1.65 Relevant Rate means the Prime Rate plus the Margin.

1.1.66 Representative means any representative, delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

1.1.67 Sanctioned Entity means:

(a) any Entity or person, country or territory which is listed on a Sanctions List or is subject to Sanctions; or

(b) a person which is ordinarily resident in a country or territory which is listed on a Sanctions List or is subject to Sanctions.

1.1.68 Sanctioned Transaction means the use of the proceeds of the Facility for the purpose of financing or providing any credit, directly or indirectly, to:

(a) a Sanctioned Entity; or

(b) any other person or Entity, if a member of the Wider Group has actual knowledge (or ought to have known) that the person or Entity proposes to use the proceeds of the financing or credit for the purpose of financing or providing any credit, directly or indirectly, to a Sanctioned Entity, in each case to the extent that to do so is prohibited by, or would cause any breach of, Sanctions.

1.1.69 Sanctions means any trade, economic or financial sanctions, laws, regulations, embargoes or restrictive measures imposed, administered from time to time by any Sanctions Authority.

1.1.70 Sanctions Authority means:

(a) the government of the Republic of South Africa;

(b) the government of Switzerland;

(c) the government of Australia;

(d) the United Nations;

(e) the European Union;

(f) the government of the United States of America;

(g) the Council of Europe (founded under the Treaty of London, 1946);

(h) the government of the Republic of France; and

(i) the government of the United Kingdom,

and any of their governmental authorities, including, without limitation, OFAC, the US Department of Commerce, the U.S. State Department or the US Department of the Treasury, His Majesty's Treasury and the French Ministry of Finance.

1.1.71 Sanctions List means the list of Specifically Designated Nationals and Blocked Persons List published by OFAC, the Consolidated List of Financial Sanctions Targets and Investments Ban List maintained by His Majesty's Treasury or any similar list maintained, or a public announcement of a Sanctions designation made, by any Sanctions Authority, in each case as amended, supplemented or substituted from time to time.

1.1.72 Secured Property means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

1.1.73 Security means a mortgage bond, notarial bond, cession in security, charge, pledge, hypothec, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

1.1.74 Security Documents means, collectively:

(a) the Obligor Pledge and Cession; and

(b) any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents, and each a Security Document as the context may require.

1.1.75 South Africa means the Republic of South Africa.

1.1.76 Structuring and Execution Fee means the upfront non-refundable structuring fee of ZAR1,500,000 (plus VAT thereon) payable by the Borrower to the Original Lender in accordance with the provisions of Clause 11.1.

1.1.77 Subordination Agreement means a subordination agreement to be entered into  between, inter alios, the Obligors and the Original Lender.

1.1.78 Subsidiary means a "subsidiary" as defined in the Companies Act and shall include any person who would, but for not being a "company" under the Companies Act, qualify as a "subsidiary" as defined in the Companies Act.

1.1.79 Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

1.1.80 Term means the period commencing on (and including) the Closing Date and ending on (and including) the Final Discharge Date.

1.1.81 Transaction Security means the Security created or expressed to be created in favour of the Lender pursuant to the Security Documents.

1.1.82 Transfer has the meaning given to it in Clause 23.1 (Cessions and delegations by the Lender).

1.1.83 Transfer Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Transfer Certificate) or any other form agreed between the Lender and the Borrower.

1.1.84 Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

1.1.85 Utilisation means a utilisation of the Facility.

1.1.86 Utilisation Date means the date of a Utilisation, being the date on which the Loan (or a portion thereof) is to be made.

1.1.87 Utilisation Request means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

1.1.88 VAT means (i) any value added tax as provided for in the Value Added Tax Act, 1991, (ii) any general service tax and (iii) any other tax of a similar nature.

1.1.89 Wider Group means, collectively, the Obligors and each other member of the Group.

1.1.90 ZAR, Rand or R means South African Rand, the lawful currency of South Africa.

1.2 Financial definitions

In this Agreement:

1.2.1 Bad Debt Provisions means the Borrower's "doubtful debts" as determined in accordance with IFRS.

1.2.2 Capital Adequacy Ratio means the ratio of the Equity Buffer to the CAR Net Loan Value, expressed as a percentage. For the purposes of calculating the "Capital Adequacy Ratio" where any single Consumer Loan to be taken into account for such calculation is for an amount that is equal to more than 5 per cent. of the CAR Net Loan Value determined, then (i) the amount of that Consumer Loan to be taken into account for such calculation shall be an amount equal to 5 per cent. of the Net Loan Value; and (ii) the amount of that Consumer Loan in excess of 5 per cent. of the Net Loan Value shall pro-tanto reduce the Equity Buffer and the CAR Net Loan Value.

1.2.3 CAR Net Loan Value means the aggregate of all Consumer Loans less all Non-Performing Loans.

1.2.4 Consumer Loan means, at any time, the outstanding capital amount of any loan granted by the Borrower or K2020 in the ordinary course of its business (excluding any loan to a member of the Group) and which has not been fully "written off" as determined in accordance with IFRS.

1.2.5 Equity Buffer means the aggregate of:

(a) the Share Capital; plus

(b) the Retained Earnings; plus

(c) the Subordinated Shareholder Loans and Claims.

1.2.6 Measurement Date means the last day of March, June, September and December of each year; and

1.2.7 Measurement Period means each period of 12 months ending on a Measurement Date.

1.2.8 Net Loan Value means the aggregate of all Consumer Loans less all Bad Debt Provisions.

1.2.9 Non-Performing Loans means any Consumer Loan which is overdue for repayment by more than 15 days.

1.2.10 Non-Vault Client means a person that is not a Vault Client as defined in Clause 1.2.16, and that has entered into a loan agreement with the Borrower or K2020 in terms of which the Borrower or K2020 advances a Consumer Loan to that person.

1.2.11 Non-Vault Performance Ratio means the ratio of (i) the Rolling Loss Ratio of Non-Vault Clients to (ii) the Rolling Loss Ratio of Vault Clients.

1.2.12 Retained Earnings means, for the relevant Measurement Period, the net income of the Borrower and K2020 as determined in accordance with IFRS less any Distributions made by the Borrower and K2020 to their shareholders from the Closing Date to the relevant Measurement Date.

1.2.13 Rolling Loss Ratio means, for any Measurement Period, the ratio of (i) the aggregate of the proportions of Consumer Loans that are classified as "written off" in terms of IFRS to (ii) the aggregate value of Consumer Loans originated by the Borrower during that Measurement Period, expressed as a percentage.

1.2.14 Share Capital means, on any Measurement Date, the aggregate amount of the paid up share capital in respect of the ordinary shares in the Borrower and K2020.

1.2.15 Subordinated Shareholder Loans and Claims means any shareholder loans made to the Borrower and/or K2020, and any claims of any shareholder against the Borrower and K2020, and which have been contractually subordinated in writing in terms of the Subordination Agreement and ceded in security to the Original Lender, in terms of the Obligor Pledge and Cession.

1.2.16 Vault Client means a person that has:

(a) entered into a loan agreement with the Borrower or K2020 in terms of which the Borrower or K2020 advances a Consumer Loan to that person; and

(b) entered into cash management arrangements with Cash Connect Management in terms of which Cash Connect Management provides cash management services to that person.

1.3 Construction

1.3.1 Unless a contrary indication appears, any reference in this Agreement to:

(a) the Lender, the Borrower, any Obligor or either Party shall be construed so as to include its successors in title and permitted cessionaries;

(b) a document in agreed form is a document which is previously agreed in writing by or on behalf of the Borrower and the Lender or, if not so agreed, is in the form specified by the Lender;

(c) assets includes present and future properties, revenues and rights of every description;

(d) authority includes any court or any governmental, intergovernmental or supranational body, agency, department or any regulatory, self-regulatory or other authority;

(e) a Finance Document or any other agreement or instrument includes (without prejudice to any prohibition on amendments) all amendments (however fundamental) to, or novations of, that Finance Document or other agreement or instrument, including any amendment or novation providing for any increase in the amount of the Facility or any additional facility or replacement facility;

(f) the use of the word including followed by specific examples will not be construed as limiting the meaning of the general wording preceding it, and the eiusdem generis rule must not be applied in the interpretation of such general wording or such specific examples;

(g) indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(h) a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(i) a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(j) a disposal means a sale, transfer, cession, assignment, donation, grant, lease, licence or other alienation or disposal, whether voluntary or involuntary and whether pursuant to a single transaction or a series of transactions, and dispose will be construed accordingly;

(k) a provision of law is a reference to that provision as amended or re- enacted; and

(l) a time of day is a reference to Johannesburg time.

1.3.2 Section, Clause and Schedule headings are for ease of reference only.

1.3.3 Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.3.4 A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.3.5 If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in an interpretation Clause, effect shall be given to it as if it were a substantive provision of the relevant Finance Document.

1.3.6 Unless inconsistent with the context, an expression in any Finance Document which denotes the singular includes the plural and vice versa.

1.3.7 The Schedules to any Finance Document form an integral part thereof and a reference to a Clause or a Schedule is a reference to a Clause of, or a schedule to, this Agreement.

1.3.8 The rule of construction that, in the event of ambiguity, a contract shall be interpreted against the party responsible for the drafting thereof, shall not apply in the interpretation of the Finance Documents.

1.3.9 The expiry or termination of any Finance Documents shall not affect those provisions of the Finance Documents that expressly provide that they will operate after any such expiry or termination or which of necessity must continue to have effect after such expiry or termination, notwithstanding that the Clauses themselves do not expressly provide for this.

1.3.10 The Finance Documents shall to the extent permitted by applicable law be binding on and enforceable by the administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators of the Parties as fully and effectually as if they had signed the Finance Documents in the first instance and reference to any Party shall be deemed to include such Party's administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators, as the case may be.

1.3.11 Where figures are referred to in numerals and in words in any Finance Document, if there is any conflict between the two, the words shall prevail.

1.3.12 Unless a contrary indication appears, where any number of days is to be calculated from a particular day, such number shall be calculated as including that particular day and excluding the last day of such period.

1.4 Third party rights

1.4.1 Except as expressly provided for in this Agreement or in any other Finance Document, no provision of any Finance Document constitutes a stipulation for the benefit of any person who is not a party to that Finance Document.

1.4.2 Notwithstanding any term of any Finance Document, the consent of any person who is not a party to that Finance Document is not required to rescind or vary that Finance Document at any time except to the extent that the relevant variation or rescission (as the case may be) relates directly to the right conferred upon any applicable third party under a stipulation for the benefit of that party that has been accepted by that third party.

SECTION 2

THE FACILITY

2. THE FACILITY

Subject to the terms of this Agreement the Lender makes available to the Borrower a ZAR denominated revolving credit facility in an amount equal to the Commitment.

3. INCREASE IN THE COMMITMENT

3.1 The Borrower may by giving not less than 30 days prior written notice to the Lender request that the Commitment be increased and subject to the provisions of this Clause 3 (Increase in the Commitment), the Commitment shall be increased as follows:

3.1.1 the increased Commitment will be assumed by the Lender confirming in writing by way of a Commitment Increase Confirmation its willingness to increase the Commitment;

3.1.2 the Borrower and the Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and the Lender would have assumed and/or acquired had the Lender made the increased Commitment available on the date of this Agreement; and

3.1.3 any increase in the Commitment shall, subject to the conditions set out in Clauses 3.3 to 3.9, take effect on the date specified by the Lender in the duly completed Commitment Increase Confirmation delivered by the Lender to the Borrower (the Increase Effective Date).

3.2 The Borrower may only deliver a notice in terms of Clause 3.1 during the period commencing on the Closing Date and ending on the date falling six months prior to the Maturity Date (such period being the Relevant Period).

3.3 If any conditions are attached to the increase of the Commitment, then the Lender shall notify the Borrower in writing of each such condition and the Borrower shall prior to the Increase Effective Date deliver all relevant documentation and other evidence requested by the Lender (each in form and substance satisfactory to the Lender) including any documents and/or information that may be necessary for the Lender to complete any "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitment by the Lender.

3.4 The Lender is under no obligation to agree to any increase of the Commitment and any increase of the Commitment will be made in the Lender's sole discretion and subject to the Lender's internal credit approvals.

3.5 The amount of each requested increase to the Commitment must be an amount which is not less than ZAR50,000,000.

3.6 The aggregate amount of all increases to the Commitment made pursuant to this Clause 3 (Increase in the Commitment) shall not exceed ZAR100,000,000.

3.7 The Borrower may only deliver 2 increase requests during the Relevant Period.

3.8 No increase of the Commitment shall take effect unless and until the fee referred to in Clause 11.2 (Commitment Increase Fee) has been paid in full.

3.9 The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in connection with any increase in the Commitment under this Clause 3 (Increase in the Commitment).

4. PURPOSE

4.1 Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:

4.1.1 firstly, discharging the Structuring and Execution Fee and the Legal Fees and Expenses;

4.1.2 secondly, making the Limited Recourse Loan to K2020;

4.1.3 thirdly, settling up to ZAR35,000,000 of the inter-company loan provided by Cash Connect Management; and

4.1.4 fourthly, funding the making of Consumer Loans by the Borrower.

4.2 Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

5. CONDITIONS OF UTILISATION

5.1 Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received (or in accordance with Clause 5.3 (Waiver or Deferral of Conditions Precedent), waived or deferred receipt, of) all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.

5.2 Further conditions precedent

Subject to the terms of this Agreement, the Lender will only be obliged to comply with Clause 6.4 (Disbursement) if on the date of the Utilisation Request and on the proposed Utilisation Date:

5.2.1 no Default is continuing or would result from the proposed Utilisation;

5.2.2 no Economic Failure has occurred; and

5.2.3 each of the representations set out at Clause 18 (Representations) are true and correct in all respects.

5.3 Waiver or Deferral of Conditions Precedent

All conditions precedent contained in this Agreement have been inserted for the benefit of the Lender. The Lender may by notice to the Borrower, waive or defer delivery of any condition precedent, in whole or in part, and subject to such other conditions (if any) as it may in its sole and absolute discretion determine.

5.4 Failure to close

If the Closing Date has not occurred by the Longstop Date, the Commitment shall be immediately, automatically and without a requirement for notice to be given to any person, be cancelled and reduced to zero.

SECTION 3

UTILISATION

6. UTILISATION

6.1 Delivery of a Utilisation Request

6.1.1 The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request

6.1.2 Unless the Lender otherwise agrees, the latest time for receipt by the Lender of a Utilisation Request is 11h00, two Business Days before the proposed Utilisation Date.

6.2 Completion of a Utilisation Request

6.2.1 Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a) the proposed Utilisation Date is a Business Day within the Availability Period;

(b) the currency and amount of the Utilisation comply with Clause 6.3 (Currency and amount); and

(c) it specifies an account in South Africa and in the name of the Borrower into which the proceeds must be deposited.

6.2.2 Only two Utilisation Requests may be delivered in any calendar month.

6.3 Currency and amount

6.3.1 The currency specified in a Utilisation Request must be Rand.

6.3.2 The amount of a proposed Utilisation must be an amount which is not more than the Available Facility and which is a minimum of ZAR5,000,000 or, if less, the Available Facility and, save in respect of the first Utilisation as contemplated in Clause 6.4.1, in integrals of ZAR1,000,000.

6.4 Disbursement

If the conditions set out in this Agreement have been met, the Lender must advance and lend to the Borrower, who shall borrow from the Lender, the Loan (or any portion thereof) on the relevant Utilisation Date as follows:

6.4.1 in respect of the first Utilisation, which shall occur no later than the date falling 10 Business Days after the Closing Date, by the Lender:

(a) discharging the Structuring and Execution Fees, in accordance with the provisions of Clause 11 (Fees);

(b) discharging the Legal Fees and Expenses;

(c) making the Limited Recourse Loan; and

6.4.2 in respect of each other Utilisation, in accordance with the provisions of the relevant Utilisation Request.

6.5 Cancellation of Commitment

The Commitment which, at that time, is unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7. REPAYMENT

7.1 The Borrower shall repay the Loan made to it in full on the Maturity Date.

7.2 Without derogating from the provisions of Clause 7.1, the Borrower shall repay all Facility Outstandings in full on the Maturity Date.

8. PREPAYMENT AND CANCELLATION

8.1 Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

8.1.1 the Lender shall promptly notify the Borrower upon becoming aware of that event;

8.1.2 upon the Lender notifying the Borrower, the Commitment will be immediately cancelled;

8.1.3 the Borrower shall repay the outstanding Loan and all other Facility Outstandings within three Business Days after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

8.2 Sanctions

8.2.1 If any member of the Wider Group or any of its Affiliates:

(a) is or becomes a Sanctioned Entity; or

(b) participates in any manner in any Sanctioned Transaction,

the Borrower shall notify the Lender promptly upon becoming aware of that event.

8.2.2 If any event contemplated by Clause 8.2.1 occurs, the following shall apply:

(a) the Lender shall not be obliged to fund any Utilisation;

(b) if the Lender so requires, it shall cancel the Commitment and the outstanding Loan and all other Facility Outstandings shall become due and payable, whereupon the Commitment will be cancelled and all such Facility Outstandings will become immediately due and payable.

8.3 Control Event

8.3.1 For the purposes of this Clause 8.3, Control Event means:

(a) Lesaka Technologies Proprietary Limited, Ovobix (RF) Proprietary Limited and Luxanio 227 Proprietary Limited cease to directly, beneficially and legally hold, and control, in aggregate:

(i) before any Permitted BEE Transaction, 100 per cent. of the votes that might be cast at a general meeting of Cash Connect Management;

(ii) after any Permitted BEE Transaction, 75.00 per cent. of the votes that might be cast at a general meeting of Cash Connect Management;

(b) Cash Connect Management ceases to directly, beneficially and legally hold and control 100 per cent. of the issued share capital of the Borrower;

(c) Lesaka Technologies Proprietary Limited, Ovobix (RF) Proprietary Limited and Luxanio 227 Proprietary Limited cease to directly, beneficially and legally hold, and control, in aggregate, 100 per cent. of the issued share capital of K2021477132 (South Africa) Proprietary Limited; or

(d) K2021477132 (South Africa) Proprietary Limited ceases to directly, beneficially and legally hold and control 100 per cent. of the issued share capital of K2020.

If, at any time, a Control Event occurs, then:

(i) the Borrower shall promptly inform the Lender of the same;

(ii) the Lender shall not be obliged to fund a Utilisation or provide any form of financial accommodation to any Obligor under any Finance Document; and

(iii) if the Lender so requires, it may, on not less than five Business Days' written notice to the Borrower, cancel the Commitment and declare all of the Facility Outstandings immediately due and payable.

8.4 Voluntary cancellation

The Borrower may, if it gives the Lender not less than 10 Business Days' (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of ZAR5,000,000) of the Available Facility.

8.5 Voluntary prepayment

8.5.1 The Borrower may, if it gives the Lender not less than five Business Days' (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of ZAR5,000,000 from the proceeds of (a) internally generated cash flows, or (b) a Refinancing. For the purposes of this Clause, internally generated cash flows excludes (i) the proceeds of any share capital issued (other than share capital relating to the issue of preference shares) and (ii) any cash flows generated by the Borrower otherwise than in the ordinary and regular course of business.

8.5.2 Any voluntary prepayment made from the proceeds of a Refinancing shall prepay the Loan and all other Facility Outstandings, in full.

8.5.3 If any prepayment contemplated in Clause 8.5.2 is made at any time during the period commencing on the first Utilisation Date and ending on the date falling nine months thereafter, the Borrower shall, together with such prepayment, pay to the Lender a prepayment fee equal to one per cent. (plus VAT thereon, if any) of the amount so prepaid.

8.6 Restrictions

8.6.1 Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.6.2 Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid.

8.6.3 The Borrower may reborrow any part of the Facility which is voluntarily prepaid.

8.6.4 The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Available Facility except at the times and in the manner expressly provided for in this Agreement.

8.6.5 No amount of the Available Facility cancelled under this Agreement may be subsequently reinstated.

8.6.6 If all or part of the Loan is repaid or prepaid and is not available for redrawing, an amount of the Commitment (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

9. EXTENSION OF MATURITY DATE

9.1 If the Borrower requires the Maturity Date to be extended for a further period of 18 months or less (such period, the Proposed Extension Period), then it shall serve a written notice on the Lender requesting such an extension at least 60 days prior to the relevant Maturity Date. The Borrower may only deliver 1 extension request.

9.2 The Lender shall inform the Borrower in writing at least 30 days prior to the Maturity Date of its decision and, if the Lender has agreed to an extension, the period for which the Lender will extend the Maturity Date (such period, the Approved Extension Period). Each extension shall be subject to the Lender's internal credit approvals. If any additional conditions are attached to the granting of such extension, then the Lender shall set out those conditions in the aforementioned written notice to the Borrower. The Lender is under no obligation to agree to any extension of the Maturity Date for the Facility or to give any reason for refusing such extension.

9.3 If the Lender issues a notice pursuant to Clause 9.2 confirming the extension of the Maturity Date, then the Maturity Date shall be extended by the Approved Extension Period, save that if any conditions are set out in that notice the satisfaction of which requires an amendment to be made to any Finance Document then any such amendment shall be made (in a form and substance satisfactory to the Lender) in order for the extension of the Maturity Date for the Facility to take effect.

SECTION 5

COSTS OF UTILISATION

10. INTEREST

10.1 Calculation of interest

The Facility Outstandings shall accrue interest at the Relevant Rate, which interest shall accrue on a daily basis (based on a year of 365 days (irrespective of whether the year in question is a leap year)) and shall be compounded monthly in arrears.

10.2 Payment of interest

The Borrower shall pay accrued interest on the Facility Outstandings on the last Business Day of each month to occur during the Term.

10.3 Default interest

10.3.1 If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on that Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 10.3.2, is two per cent. higher than the Relevant Rate (the Default Interest).

10.3.2 Any interest accruing under this Clause 10.3 shall be immediately payable by the relevant Obligor on first demand by the Lender.

10.3.3 Default Interest (if unpaid) arising on any Unpaid Sum will be compounded with that Unpaid Sum at the end of each month applicable to that Unpaid Sum but will remain immediately due and payable.

10.4 Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

11. FEES

11.1 Structuring and Execution Fee

11.1.1 The Borrower hereby unconditionally and irrevocably undertakes to pay the Structuring and Execution Fee to the Lender on the earlier to occur of (i) the first Utilisation Date; and (ii) the date falling 10 Business Days after the Closing Date.

11.1.2 The obligation of the Borrower to pay the Structuring and Execution Fee in accordance with the provisions of Clause 11.1.1 shall be discharged by the Lender applying an amount equal to the Structuring and Execution Fee of the proceeds of the first Utilisation of the Facility to discharge the Structuring and Execution Fee.

11.2 Commitment Increase Fee

11.2.1 If the Commitment is increased pursuant to the provisions of Clause 3 (Increase in the Commitment), then the Borrower shall, as a condition to each increase and prior to each increase taking effect, pay to the Lender, a fee computed at the rate of one per cent. of the amount by which the Commitment will be increased (each an Increase Fee).

11.2.2 Each Increase Fee payable in terms of Clause 11.2.1 shall be paid in Rand and in immediately available, freely transferrable cleared funds in cash by electronic funds transfer into such account as the Lender may advise the Borrower in writing.

11.3 Commitment Fee

11.3.1 The Borrower must pay to the Lender a commitment fee computed at the rate of 1.50 per cent. per annum on the Available Amount for the Availability Period.

11.3.2 The accrued commitment fee is payable on the last Business Day of each calendar month during the Availability Period, the last day of the Availability Period, and, if cancelled in full, on the cancelled amount of the Commitment at the time the cancellation is effective.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12. TAX GROSS-UP AND INDEMNITIES

12.1 Definitions

12.1.1 In this Agreement:

(a) Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

(b) Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

(c) Tax Payment means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

12.1.2 Unless a contrary indication appears, in this Clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

12.2 Tax gross-up

12.2.1 Each Obligor shall make all payments to be made by it free and clear of and without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2 Each Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the relevant Obligor on becoming so aware in respect of a payment payable to the Lender.

12.2.3 If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4 If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.5 Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the relevant Obligor shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3 Tax indemnity

12.3.1 Each Obligor shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

12.3.2 Clause 12.3.1 shall not apply:

(a) with respect to any Tax assessed on the Lender under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b) to the extent that a loss, liability or cost:

(i) is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(ii) relates to a FATCA Deduction required to be made by a Party.

(c) Where the Lender makes, or is intending to make a claim under Clause 12.3.2(a), it shall promptly notify the Obligors of the event which will give, or has given, rise to the claim.

(d) Where the Lender makes, or intends to make a claim under Clause 12.3.1, it shall promptly notify the Obligors of such claim.

12.4 Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

12.4.1 a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

12.4.2 the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to that Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

12.5 Stamp taxes

Each Obligor shall indemnify the Lender against, and shall (within three Business Days of demand) pay to the Lender, any cost, loss or liability that the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6 Value added tax

12.6.1 All amounts set out or expressed to be payable under a Finance Document by an Obligor to the Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly if VAT is or becomes chargeable on any supply made by the Lender to an Obligor under a Finance Document, that Obligor shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and the Lender shall promptly provide an appropriate VAT invoice to the Borrower).

12.6.2 Where a Finance Document requires an Obligor to reimburse or indemnify the Lender for any costs or expenses, that Obligor shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.6.3 Notwithstanding anything to the contrary contained in this Clause 12.6 (Value added tax), each Obligor hereby irrevocably and unconditionally appoints the Lender as its representative and agent to, in its name, place and stead, and for and on its behalf, make payment of all expenses referred to in Clause 16 (Costs and Expenses) directly to such third parties in accordance with Clause 16 (Costs and Expenses), which amounts shall be immediately due and recoverable from the relevant Obligor on demand.

12.7 FATCA Information

12.7.1 Subject to Clause 12.7.3, each Party shall, within 10 Business Days of a reasonable request by another Party:

(a) confirm to that other Party whether it is:

(i) a FATCA Exempt Party; or

(ii) not a FATCA Exempt Party;

(b) supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(c) supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

12.7.2 If a Party confirms to another Party pursuant to Clause 12.7.1(a) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.7.3 Clause 12.7.1 shall not oblige the Lender to do anything, and Clause 12.7.1(c) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a) any law or regulation;

(b) any fiduciary duty; or

(c) any duty of confidentiality.

12.7.4 If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 12.7.1(a) or 12.7.1(b) (including, for the avoidance of doubt, where Clause 12.7.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8 FATCA Deduction

12.8.1 Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.8.2 Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

13. INCREASED COSTS

13.1 Increased costs

13.1.1 Subject to Clause 13.3 (Exceptions), each Obligor shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

(a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b) compliance with any law or regulation made after the date of this Agreement; or

(c) compliance with any aspect of the Basel III Framework (including any national regulation which implements the Basel III Framework) made before or after the date of this Agreement,

including, without limitation, any such law or regulation (including a Basel III directive) concerning capital adequacy requirements, liquid asset holding requirements, special deposit requirements, prudential limits, reserve assets or Tax.

13.1.2 In this Agreement:

(a) Increased Costs means:

(i) a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender);

(ii) an additional or increased cost; or

(iii) a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Finance Documents or funding or performing its obligations under any Finance Document;

(b) Basel III Framework means:

(i) the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii) the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii) any other guidance, standards or directives published by the Basel Committee on Banking Supervision relating to "Basel III".

13.2 Increased cost claims

13.2.1 If the Lender intends making a claim pursuant to Clause 13.1 (Increased costs) it shall notify the Borrower of the event giving rise to the claim.

13.2.2 The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

13.3 Exceptions

13.3.1 Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a) attributable to a Tax Deduction required by law to be made by an Obligor;

(b) compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 12.3.2 applied); or

(c) attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

13.3.2 In this Clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 12.1 (Definitions).

14. OTHER INDEMNITIES

14.1 Other indemnities

Each Obligor shall indemnify the Lender against, and shall (within three Business Days of demand) pay to the Lender, any properly evidenced cost, loss or liability incurred by the Lender directly as a result of:

14.1.1 the occurrence of any Default;

14.1.2 the information produced or approved by an Obligor under or in connection with the Finance Documents being or being alleged to be misleading and/or deceptive in any respect;

14.1.3 any enquiry, investigation, subpoena (or similar order) or litigation with respect to an Obligor or with respect to the transactions contemplated or financed under this Agreement;

14.1.4 a failure by an Obligor to pay any amount due under a Finance Document on its due date;

14.1.5 funding, or making arrangements to fund, the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of wilful default or gross negligence by the Lender); or

14.1.6 the Loan (or part of the Loan) not being prepaid in accordance with the terms of this Agreement.

14.2 Each Obligor shall indemnify the Lender, each Affiliate of the Lender and each officer or employee of the Lender or its Affiliate, against, and shall within three Business Days of demand pay to the Lender, any cost, loss or liability incurred by the Lender or its Affiliate (or officer or employee of the Lender or Affiliate) in connection with or arising out of the use of proceeds under the Facility or Transaction Security being taken over the Secured Property (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the use of proceeds under the Facility), unless such loss or liability is caused by the gross negligence or wilful misconduct of the Lender or its Affiliate (or employee or officer of the Lender or Affiliate). Any Affiliate or any officer or employee of the Lender or its Affiliate may rely on this Clause 14.2.

14.3 Environmental Indemnity

Each Obligor agrees to indemnify the Lender and its officers and employees (together the Indemnified Parties) against any properly evidenced loss or liability (other than any consequential cost, loss or liability) suffered or incurred by that Indemnified Party (except to the extent caused by such Indemnified Party's own gross negligence or wilful default) which:

14.3.1 arises by virtue of any actual breach of any Environmental Law whether by an Obligor or any other person; or

14.3.2 arises in connection with an Environmental Claim,

which relates to any member of the Wider Group, any assets of any member of the Wider Group or the operation of all or part of the business of any member of the Wider Group and which would not have arisen if the Finance Documents or any of them had not been executed by the Lender.

15. MITIGATION BY THE LENDER

15.1 Mitigation

15.1.1 The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs).

15.1.2 Clause 15.1.1 does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2 Limitation of liability

15.2.1 Each Obligor hereby indemnifies the Lender against, and shall promptly pay to the Lender, all costs and expenses incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

15.2.2 The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of the Lender:

(a) any law or regulation would not allow or permit it; or

(b) to do so might be prejudicial to it.

16. COSTS AND EXPENSES

16.1 Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:

16.1.1 the Transaction Security, this Agreement and any other documents referred to in this Agreement; and

16.1.2 any other Finance Documents executed after the date of this Agreement.

16.2 Amendment costs

16.2.1 If an Obligor requests an amendment, waiver or consent, the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.2.2 If there is any change in law or any regulation which requires an amendment, waiver or consent under the Finance Documents, the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in connection with evaluating, negotiating or complying with any such requirement.

16.3 Enforcement costs

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees on the scale as between attorney and own client whether incurred before or after judgement) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

17. GUARANTEE AND INDEMNITY

17.1 Guarantee and indemnity

Each Guarantor irrevocably and unconditionally, jointly and severally, as a principal obligor and not merely as a surety and on the basis of discrete obligations enforceable against it:

17.1.1 guarantees to the Lender punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents;

17.1.2 undertakes with the Lender that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

17.1.3 agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by an Obligor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2 Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Obligors under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3 Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, business rescue proceedings, liquidation, winding-up or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred and the Lender shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the discharge, release or arrangement had not occurred.

17.4 Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or the Lender) including:

17.4.1 any time, waiver or consent granted to, or composition with, any Obligor or other person;

17.4.2 the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

17.4.3 the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non- observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

17.4.4 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

17.4.5 any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

17.4.6 any unenforceability, illegality, invalidity, suspension or cancellation of any obligation of any person under this Agreement or any other Finance Document or any other document or security;

17.4.7 any insolvency, liquidation, winding-up, business rescue or similar proceedings (including, but not limited to, receipt of any distribution made under or in connection with those proceedings);

17.4.8 this Agreement or any other Finance Document not being executed by or binding against any Obligor or any other party; or

17.4.9 any other fact or circumstance arising on which an Obligor might otherwise be able to rely on a defence based on prejudice, waiver or estoppel.

17.5 Guarantor intent

Without prejudice to the generality of Clause 17.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.6 Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7 Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

17.7.1 refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or agent or other person on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and an Obligor shall not be entitled to the benefit of the same; and

17.7.2 hold in an interest-bearing suspense account any moneys received from each Guarantor or on account of that Guarantor's liability under this Clause 17.

17.8 Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, each Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

17.8.1 to be indemnified by an Obligor;

17.8.2 to claim any contribution from any other guarantor of or provider of security for the Borrower's obligations under the Finance Documents;

17.8.3 to take the benefit (in whole or in part and whether by way of subrogation, cession of action or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

17.8.4 to bring legal or other proceedings for an order requiring an Obligor to make any payment, or perform any obligation, in respect of which that Obligor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

17.8.5 to exercise any right of set-off against any Obligor; and/or

17.8.6 to claim, rank, prove or vote as a creditor or shareholder of an Obligor in competition with the Lender.

If a Guarantor receives any benefit, payment or distribution in relation to such rights, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for, or otherwise for the benefit of, the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 24 (Payment Mechanics).

17.9 Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18. REPRESENTATIONS

18.1 Each Obligor makes the representations and warranties set out in this Clause 18 to the Lender.  A reference in this Clause to "it" or "its" includes, unless the context otherwise requires, each Obligor.  The Lender has entered into the Finance Documents to which it is a party on the strength of, and relying on, the representations and warranties set out below, each of which shall be deemed to be a separate representation and warranty given without prejudice to any other representation or warranty and deemed to be a material representation inducing the Lender to enter into the Finance Documents to which it is a party.

18.2 Each Obligor recognises and agrees that the Lender would not have entered into this Agreement and/or the other Finance Documents to which it is a party but for the representations and warranties contained in this Agreement.

18.3 Status

18.3.1 It is a limited liability corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

18.3.2 It has the power to own its assets and carry on its business as it is being conducted.

18.4 Binding obligations

18.4.1 The obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

18.4.2 Without limiting the generality of Clause 18.4.1, each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

18.5 Non-conflict with other obligations

The entry into and performance by it, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

18.5.1 any law or regulation applicable to it;

18.5.2 the constitutional documents of any member of the Group; or

18.5.3 any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group's assets or constitute a default or termination event (however described) under any such agreement or instrument.

18.6 Power and authority

18.6.1 It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

18.6.2 No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

18.7 Validity and admissibility in evidence

18.7.1 All Authorisations required or desirable:

(a) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b) to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation;

have been obtained or effected and are in full force and effect.

18.7.2 All Authorisations necessary for the conduct of its business, trade and ordinary activities have been obtained or effected and are in full force and effect.

18.8 Governing law and enforcement

18.8.1 The choice of the governing law of each Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.8.2 Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.9 Insolvency and Financial Distress

18.9.1 No:

(a) corporate action, legal proceeding or other procedure or step described in Clause 22.7 (Insolvency and business rescue proceedings); or

(b) creditors' process described in Clause 22.8 (Creditors' process),

has been taken or, to the knowledge of the Borrower, threatened in relation to any Obligor or member of the Group other than Cash Connect Collateral Rentals Holding Trust (Masters reference number IT3206/2011) and Cash Connect Management Solutions Employee Incentive Trust (Masters reference number IT2102/2021) and none of the circumstances described in Clause 22.6 (Insolvency) applies to any Obligor or member of the Group.

18.9.2 No Obligor is Financially Distressed (as defined in the Companies Act).

18.10 No filing or stamp taxes

Under the laws of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration notarial or similar Tax or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.11 Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.12 No default

18.12.1 No Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely be expected to result from the making of any Loan or the entry into, the performance of or any transaction contemplated by, any Finance Document.

18.12.2 No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or which its (or any of its Subsidiaries') assets are subject which has or is reasonably likely to have a Material Adverse Effect.

18.13 No misleading information

18.13.1 All information supplied by or on behalf of an Obligor to the Lender under or in connection with the Finance Documents is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

18.13.2 No event or circumstance has occurred or arisen and no information has been omitted from all information provided to the Lender by or on behalf of any Obligor in connection with the Finance Documents and no information has been given or withheld that results in the information provided to the Lender by or on behalf of any Obligor or any other member of the Group in connection with the Finance Documents being untrue or misleading in any respect.

18.13.3 No information has been given or withheld by any Obligor or any other member of the Group which, if disclosed, is reasonably likely to result in the information or projections referred to above being untrue or misleading in any respect.

18.14 Financial statements

18.14.1 The Original Financial Statements were prepared in accordance with IFRS consistently applied.

18.14.2 The audited Original Financial Statements fairly present its financial condition and its results of operations during the relevant financial year.

18.14.3 There has been no material adverse change in its asset, business or financial condition (or the assets, business or consolidated financial condition of the Group) since the date of the Original Financial Statements.

18.14.4 Its most recent financial statements delivered pursuant to Clause 19.1 (Financial statements):

(a) have been prepared in accordance with IFRS or IFRS for SMEs (as applicable) as applied to the Original Financial Statements; and

(b) fairly present its consolidated financial condition as at the end of, and its consolidated results of operations for, the period to which they relate.

18.14.5 The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

18.15 Pari passu ranking

Each Obligor's payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.16 No proceedings

Except as expressly set out in Schedule 9 (Disclosure Schedule):

18.16.1 no litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency have (to the best of its knowledge and belief, having made due and careful enquiry) been started or threatened against it or any of its Subsidiaries;

18.16.2 no judgment or order of a court, arbitral body or agency has (to the best of its knowledge and belief, having made due and careful enquiry) been made against it or any of its Subsidiaries which remains outstanding.

18.17 No breach of laws

18.17.1 It has not (and no member of the Group has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

18.17.2 No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

18.18 Environmental laws

18.18.1 Each member of the Group is in compliance with Clause 21.3 (Environmental compliance) and (to the best of its knowledge and belief, having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

18.18.2 No Environmental Claim has commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against member of the Group where that claim has or is reasonably, if determined against that member of the Group, to have a Material Adverse Effect.

18.19 Taxation

18.19.1 It is not (and no member of the Group is) materially overdue in the filing of any Tax returns and it is not (and no member of the Group is) overdue in the payment of any amount in respect of Tax.

18.19.2 No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any member of the Group) with respect to Taxes.

18.19.3 It is resident for Tax purposes only in its jurisdiction of incorporation.

18.20 Anti-corruption law

Except as expressly set out in Schedule 9 (Disclosure Schedule), each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

18.21 Security and Financial Indebtedness

Except as expressly set out in Schedule 9 (Disclosure Schedule) or granted pursuant to the Cash Connect Management Finance Documents:

18.21.1 no Security or Quasi-Security exists over all or any of the present or future assets of any Obligor other than as permitted by this Agreement;

18.21.2 no Obligor has any Financial Indebtedness outstanding other than as permitted by this Agreement;

18.21.3 each Security Document validly creates the security interest which is expressed to be created by that Security Document.

18.22 Ranking

The Transaction Security has first ranking priority and the Secured Property is not subject to any prior ranking or pari passu ranking Security.

18.23 Sanctions

No Obligor is (and no member of the Group is) party to or participates in any Sanctioned Transaction, has contravened any Sanctions or is targeted under any Sanctions.

18.24 Good title to assets

It and each of its Subsidiaries has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

18.25 Legal and beneficial ownership

It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

18.26 Shares

18.26.1 The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights which have not been waived.

18.26.2 The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

18.26.3 There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group (including any option or right of pre-emption or conversion) other than under the management incentive scheme approved by the Lender.

18.27 Financial year-end

The financial year end of each Obligor is the last day of June of each year.

18.28 No adverse consequences

18.28.1 It is not necessary under the laws of its jurisdiction of incorporation:

(a) in order to enable the Lender to enforce its rights under any Finance Document; or

(b) by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that the Lender should be licensed, qualified or otherwise entitled to carry on business in any of its jurisdiction of incorporation.

18.28.2 The Lender is not or will not be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the execution, performance and/or enforcement of any Finance Document.

18.29 Times when representations made

18.29.1 All the representations and warranties in this Clause 18 are made by each Obligor on the date of this Agreement.

18.29.2 All the representations and warranties in this Clause 18 are deemed to be made by each Obligor on the Closing Date.

18.29.3 The Repeating Representations are deemed to be made by each Obligor:

(a) on the date of the Utilisation Request;

(b) on the Utilisation Date; and

(c) on the first day of each Interest Period.

18.29.4 Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

19. INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Commitment is in force.

19.1 Financial statements

The Borrower undertakes to supply to the Lender:

19.1.1 as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited financial statements for that financial year; and

19.1.2 as soon as they are available, but in any event within 75 days after the end of each quarter of each of its financial years (other than those for the fourth quarter of any financial year which shall be provided within 90 days after the end of that quarter), its quarterly management accounts (which shall include, without limitation, a cash flow statement, income statement and balance sheet on a year-to-year basis) for that quarter on a consolidated basis for that quarter as well as a cash flow statement, income statement and balance sheet on a year-to-year basis for each other Obligor.

19.2 Compliance Certificate

19.2.1 The Borrower shall deliver to the Lender:

(a) with each set of financial statements and management accounts delivered pursuant to Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail), computations as to compliance with Clause 20 (Financial Covenants)Loan originationas at each Measurement Date and each date at which those financial statements or management accounts, as applicable, were drawn up; and

(b) within five Business Days of request by the Lender, a Compliance Certificate setting out (in reasonable detail), computations as to compliance with Clause 20 (Financial Covenants) as at the date set out in the request delivered by the Lender.

19.2.2 Each Compliance Certificate shall be signed by two directors of the Borrower one of whom shall be the chief financial officer or the chief executive officer of the Borrower and, in relation to each set of financial statements delivered pursuant to Clause 19.1.1, by the Auditors.

19.3 Requirements as to financial statements

19.3.1 Each set of financial statements and management accounts delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by the chief financial officer and the chief executive officer of the Borrower, as fairly representing its financial condition as at the date as at which those financial statements or management accounts were drawn up.

19.3.2 The Borrower shall procure that each set of financial statements and management accounts delivered pursuant to Clause 19.1 (Financial statements) is prepared using IFRS, accounting practices and financial reference periods consistently applied unless, in relation to any set of financial statements or management accounts, it notifies the Lender that there has been a change in IFRS, the accounting practices or reference periods and the Auditors deliver to the Lender a description of any change necessary for those financial statements to reflect IFRS, accounting practices and reference periods provided that such change cannot be made without the prior written consent of the Lender.

19.4 Board Packs

The Borrower shall, on request by the Lender, deliver to the Lender, at the same time they are distributed to the board of directors, copies of all board packs submitted to the relevant board of directors of an Obligor.

19.5 Information: miscellaneous

Each Obligor shall supply to the Lender:

19.5.1 copies all documents dispatched by an Obligor to:

(a) its creditors generally (or any class of them); or

(b) its shareholders (or any class of them) generally pursuant to any applicable law or regulation,

at the same time as they are dispatched;

19.5.2 promptly upon becoming aware of them, details and copies of any changes proposed to or made to its constitutional documents or the constitutional documents of it or any other Obligor (including the filing of any Memorandum of Incorporation under the Companies Act), where such changes do, or are reasonably likely to, adversely affect the interests of the Lender;

19.5.3 promptly upon becoming aware of them, the details of any litigation, arbitration, administrative proceedings, liquidation applications, winding up applications or business rescue applications which are current, threatened or pending against it, or any other member of the Group, and, in the case of any litigation, arbitration or administrative proceedings, involve liability in an aggregate amount which (together with any other liability in respect of litigation, arbitration or administrative proceedings) is in excess of R10,000,000; and;

19.5.4 promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any Obligor;

19.5.5 promptly, such information as the Lender may reasonably require about the Secured Property and compliance of any Obligors with the terms of any Security Documents;

19.5.6 promptly, such further information regarding the financial condition, business and operations of it or any other member of the Group  as the Lender may reasonably request;

19.5.7 promptly, notice of any change in authorised signatories of it signed by a director or company secretary of it accompanied by specimen signatures of any new authorised signatories;

19.5.8 promptly upon request, such additional information or documentation as the Lender may reasonably require.

19.6 Auditors

No Obligor shall change its auditors from those retained by it as at the date of this Agreement unless the auditor so appointed is an Auditor.

19.7 Notification of default

19.7.1 Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

19.7.2 Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by 2 of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.8 "Know your customer" checks

If:

19.8.1 the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

19.8.2 the on-going compliance with any know your customer or similar identification procedures;

19.8.3 any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

19.8.4 a proposed Transfer by the Lender of any of its rights and/or obligations under this Agreement,

obliges the Lender (or, in the case of Clause 19.8.4, any prospective new Lender) to comply with "know your customer" or similar identification procedures whether in terms of the Financial Intelligence Centre Act, 2001 or otherwise) in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is requested by the Lender (for itself or, in the case of the event described in Clause 19.8.4, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in Clause 19.8.4, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20. FINANCIAL COVENANTS

20.1 Financial condition

The Borrower and K2020 shall ensure that at all times during the Term the Capital Adequacy Ratio is greater than 20 per cent.

20.2 Financial testing

The financial covenants set out in Clause 20.1 (Financial condition) shall be calculated in accordance with IFRS and tested on each Measurement Date, by reference to the financial statements and management accounts delivered pursuant to Clause 19.1 (Financial statements) and each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

21. GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Commitment is in force.

21.1 Authorisations

The Borrower and K2020 shall promptly:

21.1.1 obtain, comply with and do all that is necessary to maintain in full force and effect; and

21.1.2 supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to:

(a) enable it to perform its obligations under the Finance Documents;

(b) ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document, and

(c) carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.2 Compliance with laws

The Borrower and K2020 shall comply in all respects with all laws to which it may be subject, and obtain and comply with all permits and licenses, in each case, either (a) to the extent the same are material to the conduct of its business, or (b) if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

21.3 Environmental compliance

The Borrower and K2020 shall:

21.3.1 comply with all Environmental Laws;

21.3.2 obtain, maintain and ensure compliance with all requisite Environmental Permits; and

21.3.3 implement procedures to monitor compliance with and to prevent liability under any Environmental Laws,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.4 Environmental claims

The Borrower and K2020 shall promptly upon becoming aware of the same, inform the Lender in writing of:

21.4.1 any Environmental Claim against any member of the Group which is current, pending or threatened; and

21.4.2 any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or might reasonably be expected to have a Material Adverse Effect or result in a financial liability for the Lender.

21.5 Anti-corruption law

21.5.1 The Borrower and K2020 shall not (and shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facilities for any purpose which would breach the Prevention and Combatting of Corrupt Activities Act, 2004, the United Kingdom Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

21.5.2 The Borrower and K2020 shall (and shall ensure that each other member of the Group will):

(a) conduct its businesses in compliance with applicable anti-corruption laws; and

(b) maintain policies and procedures designed to promote and achieve compliance with such laws.

21.6 Sanctions

21.6.1 The Borrower and K2020 shall not (and shall ensure that no other member of the Group will):

(a) contravene any Sanctions;

(b) be a party to or participate in a Sanctioned Transaction in any manner.

21.6.2 The Borrower and K2020 shall (and shall ensure that each other member of the Group will) maintain and implement policies and procedures designed to prevent it from being or becoming involved in a Sanctioned Transaction.

21.7 Taxation

21.7.1 The Borrower and K2020 shall (and shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a) such payment is being contested in good faith;

(b) adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under Clause 19.1 (Financial statements); and

(c) such payment can be lawfully withheld.

21.7.2 No member of the Group may change its residence for Tax purposes.

21.8 Merger

No Obligor shall (and shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than with the express prior consent of the Lender.

21.9 Change of business

The Borrower and K2020 shall procure that no substantial change is made to the general nature of its business from that carried on as at the date of this Agreement.

21.10 Acquisitions

Neither the Borrower nor K2020 shall acquire or subscribe for shares or other ownership interests in or securities of any company or other person, acquire any business or incorporate any company or other person without the prior written consent of the Lender.

21.11 Joint venture

Neither the Borrower nor K2020 shall without the prior written consent of the Lender:

21.11.1 enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture, whether incorporated or unincorporated; or

21.11.2 transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

21.12 Preservation of assets

The Borrower and K2020 shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

21.13 Pari passu ranking

The Borrower and K2020 shall ensure that at all times any claims of the Lender against each Obligor under the Finance Documents rank at least pari passu with the claims of all of the Borrower's and K2020's unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by applicable law.

21.14 Insurance

21.14.1 The Borrower and K2020 shall maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

21.14.2 All insurances must be with reputable independent insurance companies or underwriters.

21.15 Negative pledge

21.15.1 In this Clause 21.11.2, Quasi-Security means an arrangement or transaction described in Clause 21.15.3.

21.15.2 Neither the Borrower nor K2020 shall create or permit to subsist any Security or Quasi-Security over any of its assets.

21.15.3 Neither the Borrower nor K2020 shall:

(a) sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(b) sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c) enter into or permit to subsist any title retention arrangement;

(d) enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(e) enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.15.4 Clauses 21.15.1 and 21.15.3 do not apply to any Security or (as the case may be) Quasi-Security listed below:

(a) any Security or Quasi-Security constituted by the Security Documents;

(b) any netting or set-off arrangement entered into by the Borrower or K2020 in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(c) any lien arising by operation of law and in the ordinary course of trading; or

(d) any Security securing or Quasi-Security entered into with the prior written consent of the Lender.

21.16 Disposals

21.16.1 Neither the Borrower nor K2020 shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

21.16.2 Clause 21.16.1 does not apply to a disposal:

(a) of Non-Performing Loans made in the ordinary course of trading of the disposing entity;

(b) of assets in exchange for other assets comparable or superior as to type, value and quality; or

(c) made with the prior written consent of the Lender.

21.17 Loans or credit

21.17.1 Except as permitted under Clause 21.17.2, neither the Borrower nor K2020 shall be a creditor in respect of any Financial Indebtedness.

21.17.2 Clause 21.17.1 does not apply to any loan or credit:

(a) made available by the Borrower or K2020 to the other provided it is subordinated in terms of the Subordination Agreement;

(b) extended by the Borrower or K2020 to its customers on normal commercial terms and in the ordinary course of its trading activities so long as the tenor does not exceed 2 years; or

(c) made with the prior written consent of the Lender.

21.18 No Guarantees or indemnities

21.18.1 Except as permitted under Clause 21.18.2, neither the Borrower nor K2020 shall incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

21.18.2 Clause 21.18.1 does not apply to any guarantee:

(a) arising under the Finance Documents;

(b) arising under the Cash Connect Management Finance Documents;

(c) expressly permitted in writing by the Lender; or

(d) given by the Borrower or K2020 to the Lender under certain settlement facilities granted by the Lender to the Borrower for an amount which (when aggregated with the amount of any other guarantees given by the Borrower or K2020 other than as permitted by Clause 21.18.2(a) or 21.18.2(c)) does not exceed ZAR2,000,000 (or its equivalent in another currency or currencies).

21.19 Financial Indebtedness

21.19.1 Except as permitted under Clause 21.19.2, neither the Borrower nor K2020 shall incur or allow to remain outstanding any Financial Indebtedness.

21.19.2 Clause 21.19.1 does not apply to:

(a) Financial Indebtedness incurred under the Limited Recourse Loan;

(b) any Financial Indebtedness incurred under the Finance Documents;

(c) the Subordinated Shareholder Loans and Claims; or

(d) any Financial Indebtedness expressly permitted in writing by the Lender.

21.20 Share capital

21.20.1 Except as permitted under Clause 21.20.2, neither the Borrower nor K2020 shall issue any shares.

21.20.2 Clause 21.20.1 above does not apply to the issue of shares to current shareholders of the Borrower or K2020 provided the Financial Covenants are complied with.

21.21 Distributions

21.21.1 Except as permitted under Clause 21.22 (Origination, Administration and Management Fees) neither the Borrower nor K2020 shall make any Distribution without the prior written consent of the Lender.

21.21.2 Clause 21.21.1 does not apply:

(a) to a Distribution by K2020 provided:

(i) immediately prior to, and on the two Measurement Dates following, the making of such Distribution, the Borrower and K2020 is and will be in compliance with the financial covenants contemplated in Clause 20.1 (Financial condition); and (ii) the Borrower has, by no later than the date falling five Business Days before the date on which such payment will be made, delivered to the Lender a Compliance Certificate setting out in reasonable detail computations reflecting that the Borrower and K2020 shall be in compliance with the financial covenants contemplated in Clause 20.1;

(ii) where:

(A) the Capital Adequacy Ratio is more than 25 per cent., the amount of the Distribution is immediately applied for the benefit of, paid or transferred to Cash Connect Management; and

(B) the Capital Adequacy Ratio is less than 25 per cent., the amount of the Distribution is immediately applied for the benefit of, paid or transferred to the Borrower;

(iii) no Default has occurred and is continuing, or will occur, as a result of the payment.

(b) to a Distribution by the Borrower provided:

(i) immediately prior to, and on the two Measurement Dates following, the making of such Distribution, the Borrower and K2020 is and will be in compliance with the financial covenants contemplated in Clause 20.1 (Financial condition); and (ii) the Borrower has, by no later than the date falling five Business Days before the date on which such payment will be made, delivered to the Lender a Compliance Certificate setting out in reasonable detail computations reflecting that the Borrower and K2020 shall be in compliance with the financial covenants contemplated in Clause 20.1;

(ii) the Capital Adequacy Ratio is greater than 25 per cent.

(iii) the amount of the Distribution is immediately transferred to Cash Connect Management; and

(iv) no Default has occurred and is continuing, or will occur, as a result of the payment.

21.22 Origination, Administration and Management Fees

The Borrower and K2020 may pay to Cash Connect Management:

21.22.1 origination and administration fees; and

21.22.2 management fees (not exceeding ZAR1,565,000 per month without the prior written consent of the Lender).

21.23 Companies Act

Neither the Borrower nor K2020 shall, without the Lender's prior written consent, in the event that insolvency proceedings have commenced in relation to it, take or omit to take any step which would have the effect of reducing the amount recoverable by the Lender from the Borrower and K2020 under and in terms of the Finance Documents.

21.24 Arm's length basis

Neither the Borrower nor K2020 shall, without the prior written consent of the Lender, enter into any transaction with any person except on arm's length terms, in the ordinary course of its business and for full market value.

21.25 Access

If a Default is continuing or the Lender reasonably suspects a Default is continuing or may occur,  each Obligor shall, and shall ensure that each member of the Group will, (not more than once in every Financial Year unless the Lender reasonably suspects a Default is continuing or may occur) permit the Lender accountants or other professional advisers and contractors of the Lender free access at all reasonable times and on reasonable notice at the risk and cost of the Borrower and K2020 to (a) the premises, assets, books, accounts and records of the Borrower and K2020, and (b) meet and discuss matters with senior management of the Borrower and K2020.

21.26 Business Rescue Proceedings

In the event that business rescue proceedings have commenced in relation to the Borrower or K2020 in accordance with the provisions of Chapter 6 of the Companies Act neither the Borrower nor K2020 shall, to the extent permitted by applicable laws, without the Lender's prior written consent:

21.26.1 vote to amend, approve or reject a proposed business rescue plan in relation to such business rescue proceedings in the manner contemplated in section 152(3) of the Companies Act; and/or

21.26.2 provide, or call for, a vote of approval for the preparation and publication of a revised business rescue plan as contemplated in section 153(1) of the Companies Act; and/or

21.26.3 make a binding offer to purchase the voting interest of one or more persons who opposed the adoption of the business rescue plan in the manner contemplated in section 153(1) (b) (ii) of the Companies Act.

21.27 Further assurance

21.27.1 Each Obligor (and shall procure that each other member of the Group will) shall, immediately upon acceding to this Agreement, execute and deliver to the Lender such Security Documents, in form and substance satisfactory to the Lender, as may be necessary to ensure that Transaction Security is established over all of its assets that are of a type which is subject to the then existing Transaction Security or any other assets which the Lender may require.

21.27.2 Each Obligor (and shall procure that each other member of the Group will) shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):

(a) to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage bond, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law;

(b) to confer on the Lender Security over any property and assets of the Borrower located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(c) to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

21.27.3 Each Obligor (and shall procure that each other member of the Group will) shall take all such action as is available to it (including making all filings and registrations) as may be necessary or desirable for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

21.28 Loan origination

If, on any date:

21.28.1 the Non-Vault Performance Ratio is more than 125 per cent.; and

21.28.2 the Rolling Loss Ratio of Non-Vault Clients is greater than four per cent.,

then the Borrower and K2020 undertake that the new Consumer Loans originated from Non-Vault Clients shall not exceed 10 per cent. of the aggregate value of new Consumer Loans originated until:

21.28.3 the ratio of (i) Consumer Loans to Non-Vault Clients; to (ii) Consumer Loans, expressed as a percentage, is less than 25 per cent.; or

21.28.4 the ratios set out in Clause 21.28.1 or 21.28.2 have been achieved.

22. EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 is an Event of Default (save for Clause 22.17 (Acceleration)).

22.1 Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

22.1.1 its failure to pay is caused by:

(a) administrative or technical error; or

(b) a Disruption Event; and

22.1.2 payment is made within three Business Days of its due date.

22.2 Financial covenants and other obligations

22.2.1 Any requirement of Clause 20 (Financial Covenants) is not satisfied.

22.2.2 An Obligor does not comply with any provision of any Security Document.

22.3 Other obligations

22.3.1 An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants).

22.3.2 No Event of Default under Clause 22.3.1 will occur, if the failure to comply is capable of remedy and is remedied within seven Business Days of the earlier of (i) the Lender giving notice to the Obligors and (ii) the Obligors becoming aware of the failure to comply.

22.4 Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of such Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.5 Cross default

22.5.1 Any of the following occurs in respect of a member of the Wider Group:

(a) any of its Financial Indebtedness (or any amount payable in respect of its Financial Indebtedness) is not paid when due (after the expiry of any originally applicable grace period);

(b) any of its Financial Indebtedness:

(i) is declared to be or otherwise becomes prematurely due and payable prior to its stated maturity or, if the Financial Indebtedness arises under a guarantee, prior to the stated maturity of the Financial Indebtedness which is the subject of the guarantee; or

(ii) is placed on demand;

(iii) is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand; or

(iv) is terminated or closed out or is capable of being terminated or closed out,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described); or

(c) any commitment of a provider of Financial Indebtedness to it is cancelled or suspended, or is capable of being cancelled or suspended by such provider, in each case, as a result of an event of default or any provision having a similar effect (howsoever described).

22.5.2 No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 22.5 is less than ZAR5,000,000 (or its equivalent in any other currency or currencies).

22.5.3 Any event of default (howsoever described) occurs under any Finance Document.

22.6 Insolvency

22.6.1 Any member of the Wider Group:

(a) is unable or admits inability to pay its debts as they fall due;

(b) is deemed to, or is declared to, be unable to pay its debts under applicable law;

(c) suspends or threatens to suspend making payments on any of its debts; or

(d) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

22.6.2 A member of the Wider Group is or is deemed by any authority or legislation to be Financially Distressed (as defined in the Companies Act).

22.6.3 The value of the assets of any member of the Wider Group is less than its liabilities (taking into account contingent and prospective liabilities).

22.6.4 A moratorium is declared in respect of any indebtedness of any member of the Wider Group.  If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

22.7 Insolvency and business rescue proceedings

22.7.1 Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a) the suspension of payments, a moratorium of any indebtedness, liquidation, winding-up, dissolution, administration, judicial management, business rescue or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Wider Group;

(b) a composition, compromise, assignment or arrangement with any creditor of any member of the Wider Group;

(c) the appointment of a liquidator, receiver, trustee, administrative receiver, administrator, compulsory manager, judicial manager, business rescue practitioner or other similar officer in respect of a member of the Wider Group or any of its assets; or

(d) enforcement of any Security over any assets of any member of the Wider Group,

or any analogous procedure or step is taken in any jurisdiction.

22.7.2 A meeting is proposed or convened by the directors of any member of the Wider Group, a resolution is proposed or passed, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of such member of the Wider Group or any analogous procedure or step is taken in any jurisdiction.

22.7.3 Clauses 22.7.1 and 22.7.2 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed, or dismissed within 14 days of commencement.

22.8 Creditors' process

Any expropriation, attachment, enforcement, sequestration, implementation of any business rescue plan, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Wider Group and is not discharged within 14 days.

22.9 Unlawfulness and invalidity

22.9.1 It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective or any subordination created under the Subordination Agreement is or becomes unlawful.

22.9.2 Any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

22.9.3 Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Subordination Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective or fails or ceases to establish the ranking and the priority of claims which it purports to create.

22.10 Cessation of business

A member of the Wider Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

22.11 Audit qualification

The Auditors of any member of the Group qualify the audited annual financial statements of that Obligor, which qualification has or results in a Material Adverse Effect.

22.12 Expropriation

22.12.1 The authority or ability of a member of the Wider Group to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person.

22.12.2 By the authority of any governmental, regulatory or other authority or other person:

(a) the management of a member of the Wider Group is wholly or substantially replaced; or

(b) all or a majority of the shares of a member of the Wider Group or the whole or any part of its assets or revenues is seized, expropriated or compulsorily acquired.

22.13 Repudiation and rescission of agreements

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

22.14 Failure to comply with court judgment or arbitral award

Any member of the Wider Group fails to comply with or pay by the required time any sum due from it under any final judgment or any final order made or given by a court or arbitral tribunal or other arbitral body, in each case of competent jurisdiction.

22.15 Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Obligor (other than Cash Connect Management) or its assets which are reasonably likely to have a Material Adverse Effect.

22.16 Material adverse change

Any event or circumstance occurs which the Lender reasonably believes has or is reasonably likely to have a Material Adverse Effect.

22.17 Acceleration

On and at any time after the occurrence of an Event of Default the Lender may, by notice to the Borrower:

22.17.1 cancel all or any part of the Commitment at which time it shall immediately be cancelled;

22.17.2 declare that all or part of the outstanding Loans together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

22.17.3 declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Lender;

22.17.4 enforce all or any of the Security it holds under the Finance Documents; and/or

22.17.5 exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9

CHANGES TO PARTIES

23. CHANGES TO THE PARTIES

23.1 Cessions and delegations by the Lender

23.1.1 Subject to this Clause 23 (Changes to the Parties), the Lender (Existing Lender) shall be entitled, without the prior written consent of, but on written notice to, the Obligors, to cede and/or delegate (a Transfer) any or all of its rights and/or obligations under this Agreement and/or under any other Finance Document to any person (New Lender).

23.1.2 Each Obligor consents to any splitting of claims which may arise as a result of such Transfer.

23.2 Conditions of transfer

23.2.1 The consent of the Obligors is not required for a Transfer by the Existing Lender to any New Lender.

23.2.2 A Transfer will only be effective if the procedure set out in Clause 23.4 (Procedure for Transfer) is complied with.

23.3 Limitation of responsibility of Existing Lender

23.3.1 Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b) the financial condition of any Obligor;

(c) the performance and observance by an Obligor of its obligations under the Finance Documents or any other documents; or

(d) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

23.3.2 Each New Lender confirms to the Existing Lender that it:

(a) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b) will continue to make its own independent appraisal of the creditworthiness of the Borrower whilst any amount is or may be outstanding under the Finance Documents or any commitment is in force.

23.3.3 Nothing in any Finance Document obliges the Existing Lender to:

(a) accept a re-Transfer from a New Lender of any of the rights and obligations Transferred under this Clause 23 (Changes to the Parties); or

(b) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by an Obligor of its obligations under the Finance Documents or otherwise.

23.4 Procedure for Transfer

23.4.1 Subject to the conditions set out in Clause 23.2 (Conditions of transfer), a Transfer is effected in accordance with Clause 23.4.2 when the Lender and the New Lender execute a duly completed Transfer Certificate.

23.4.2 On the Transfer Date:

(a) the Transfer shall take effect under the Finance Documents so that the rights and/or obligations which are the subject of the Transfer shall be ceded and delegated by the Existing Lender to the New Lender (being the Transferred Rights and Obligations);

(b) the Borrower shall perform its obligations and exercise its rights in relation to the Transferred Rights and Obligations in favour of or against the New Lender, as the case may be; and

(c) the New Lender shall become a Party as a Lender.

23.5 Costs resulting from a change of Lender

If:

23.5.1 the Lender Transfers any of its rights or obligations under the Finance Documents; and

23.5.2 as a result of circumstances existing at the date the Transfer occurs, an Obligor would be obliged to make a Tax Payment (as defined in Clause 12) or pay any Increased Cost (as defined in Clause 13), then, unless the Transfer is made by the Lender in order to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if the Transfer had not occurred.

23.6 Copy of Transfer Certificate to Borrower

The Existing Lender shall send to the Borrower a copy of each Transfer Certificate executed by it and the New Lender in accordance with Clause 23.4 (Procedure for Transfer) as soon as reasonably practicable after it has executed any such Transfer Certificate.

23.7 No cession and delegation by the Obligors

No Obligor may cede and/or delegate or otherwise transfer any or all of its rights and/or obligations under this Agreement and/or under any other Finance Document.

SECTION 10

ADMINISTRATION

24. PAYMENT MECHANICS

24.1 Payments to the Lender

24.1.1 On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) in ZAR for value by no later than 11h00 (Johannesburg time) on the due date therefor.

24.1.2 Payment shall be made into such account in South Africa with such bank as the Lender specifies.

24.2 Partial payments

24.2.1 If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a) first, in or towards payment of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(b) secondly, in or towards payment of any accrued interest, fees or commission due but unpaid under this Agreement on a pro rata and pari passu basis;

(c) thirdly, in or towards payment of any principal due but unpaid under this Agreement on a pro rata and pari passu basis; and

(d) fourthly, in or towards payment of any other sum due but unpaid under the Finance Documents.

24.2.2 Clause 24.2.1 will override any appropriation made by an Obligor.

24.3 No set-off by an Obligor

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.4 Business Days

24.4.1 Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

24.4.2 During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

24.5 Currency of account

24.5.1 Subject to Clauses 24.5.2 and 24.5.3, ZAR is the currency of account and payment for any sum due from an Obligor under any Finance Document.

24.5.2 Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

24.5.3 Any amount expressed to be payable in a currency other than ZAR shall be paid in that other currency.

24.6 Disruption to Payment Systems etc.

If the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

24.6.1 the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

24.6.2 the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in Clause 24.6.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

24.6.3 any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 30 (Amendments and Waivers); and

24.6.4 the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 24.6.

25. SET-OFF

The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26. NOTICES

26.1 Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.

26.2 Addresses

The physical address and email address (and the department or officer, if any, for whose attention the communication is to be made) (as applicable) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

26.2.1 in the case of the Borrower:

Physical: Innesfree View

 4 Harris Road (Cnr Catherine & Harris)

 Sandown Ext 20

 Sandton 2196

 South Africa

Email: xxx

Attention: The Chief Executive Officer

26.2.2 in the case of each Guarantor:

Physical: Innesfree View

 4 Harris Road (Cnr Catherine & Harris)

 Sandown Ext 20

 Sandton 2196

 South Africa

Email: xxx

Attention: The Chief Executive Officer

26.2.3 in the case of the Lender:

Physical: 14th Floor

 1 Merchant Place

 Cnr Fredman and Rivonia Road Sandton

 2196

Email: xxx

 xxx

 xxx

 xxx

Attention: Head of Transaction Management: Banking Cluster,

or any substitute physical address or email address or department or officer as any Party may notify to the other Parties by not less than five Business Days' notice.

26.3 Domicilia

26.3.1 Each of the Parties chooses its physical address provided under or in connection with Clause 26.2 (Addresses) as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement or any other Finance Document may be served.

26.3.2 Any Party may by written notice to the other Parties change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa, provided that any such change shall only be effective on the 14th (fourteenth) day after deemed receipt of the notice by the other Parties pursuant to Clause 26.4 (Delivery).

26.4 Delivery

26.4.1 Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will:

(a) if made by way of email, be deemed to have been received on the date of transmission;

(b) if delivered by hand, be deemed to have been received at the time of delivery; and

(c) if delivered by way of courier service, be deemed to have been received on the date of delivery,

and provided, if a particular department or officer is specified as part of its address details provided under Clause 26.2 (Addresses), if such communication or document is addressed to that department or officer.

26.4.2 Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer of the Lender's specified in Clause 26.2 (Addresses) (or any substitute department or officer as the Lender shall specify for this purpose).

26.5 English language

Any notice or other document given under or in connection with any Finance Document must be in English.

27. CALCULATIONS AND CERTIFICATES

27.1 Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

27.2 Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

27.3 Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days (irrespective of whether the year in question is a leap year).

28. PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid, unenforceable or inoperable in any respect under any law of any jurisdiction, neither the legality, validity, enforceability or operation of the remaining provisions nor the legality, validity, enforceability or operation of such provision under the law of any other jurisdiction will in any way be affected or impaired. The term "inoperable" in this Clause 28 shall include, without limitation, inoperable by way of suspension or cancellation.

29. REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

30. AMENDMENTS AND WAIVERS

30.1 Any term of the Finance Documents may be amended or waived only with the consent of the Lender and, other than in respect of a waiver, the Obligors and any such amendment or waiver will be binding on all Parties.

30.2 No amendment or waiver contemplated by this Clause 30 shall be of any force or effect unless in writing and signed by or on behalf of the relevant Parties.

31. CONFIDENTIALITY

31.1 Confidential Information

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 31.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

31.2 Disclosure of Confidential Information

The Lender may disclose:

31.2.1 to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 31.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

31.2.2 to any other person:

(a) to (or through) whom it Transfers (or may potentially Transfer) all or any of its rights and obligations under this Agreement and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(b) with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation or other credit participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower's and to the Borrower's Affiliates, Related Funds, Representatives and professional advisers;

(c) appointed by the Lender or by a person to whom Clauses 31.2.2(a) or 31.2.2(b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(d) who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clauses 31.2.2(a) or 31.2.2(b);

(e) to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f) to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(g) who is a Party; or

(h) with the consent of the Borrower;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(i) in relation to Clauses 31.2.2(a), 31.2.2(b) and 31.2.2(c), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(j) in relation to Clause 31.2.2(d), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(k) in relation to Clauses 31.2.2(e), 31.2.2(f) and 31.2.2(g), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances; and

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

31.3 Entire agreement

This Clause 31 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

31.4 Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price- sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

31.5 Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:

31.5.1 of the circumstances of any disclosure of Confidential Information made pursuant to Clause 31.2.2(e) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

31.5.2 upon becoming aware that Confidential Information has been disclosed in breach of this Clause 31.

31.6 Continuing obligations

The obligations in this Clause 31 are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 Months from the earlier of:

31.6.1 the date on which all amounts payable by the Borrower under or in connection with the Finance Documents have been paid in full and the Commitment has been cancelled or otherwise ceases to be available; and

31.6.2 the date on which the Lender otherwise ceases to be the Lender.

32. RENUNCIATION OF BENEFITS

Each Obligor renounces, to the extent permitted under applicable law, the benefits of each of the legal exceptions of excussion, division, revision of accounts, no value received, errore calculi, non causa debiti, non numeratae pecuniae and cession of actions, and declares that it understands the meaning of each such legal exception and the effect of such renunciation.

33. COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34. WAIVER OF IMMUNITY

Each Obligor irrevocably and unconditionally waives any right it may have to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

35. SOLE AGREEMENT

The Finance Documents constitute the sole record of the agreement between the Parties in regard to the subject matter thereof.

36. NO IMPLIED TERMS

No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in any Finance Document in regard to the subject matter thereof.

37. EXTENSIONS AND WAIVERS

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other Parties in respect of the performance of any obligation hereunder or enforcement of any right arising from any Finance Document and no single or partial exercise of any right by any Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or novation of, or otherwise affect any of that Party's rights in terms of or arising from any Finance Document or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term of any Finance Document.

38. INDEPENDENT ADVICE

Each Obligor acknowledges that it has been free to secure independent legal and other advice as to the nature and effect of all of the provisions of the Finance Documents and that it has either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, each Obligor acknowledges that all of the provisions of each Finance Document and the restrictions therein contained are part of the overall intention of the Parties in connection with the Finance Documents.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

39. GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by South African law.

40. JURISDICTION

40.1 The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of South Africa (Gauteng Local Division, Johannesburg) (or any successor to that division) in regard to all matters arising from the Finance Documents (including a dispute relating to the existence, validity or termination of this Agreement or any non- contractual obligation arising out of or in connection with this Agreement) (a Dispute).

40.2 The Parties agree that the courts of South Africa are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Clause 40 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Guarantors

	Guarantors	Jurisdiction of Incorporation	Registration Number
1.	Cash Connect Management Solutions Proprietary Limited	South Africa	2006/010530/07
2.	Cash Connect Rentals Proprietary Limited	South Africa	2009/007139/07
3.	Deposit Manager Proprietary Limited	South Africa	2010/016889/07
4.	Cash Connect Capital Proprietary Limited	South Africa	2017/029430/07
5.	Main Street 1723 Proprietary Limited	South Africa	2019/300711/07
6.	K2021477132 (South Africa) Proprietary Limited	South Africa	2021/477132/07
7.	K2020 Connect Proprietary Limited	South Africa	2020/263969/07

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

1. Obligors

1.1 A copy of the constitutional documents of the Borrower and each Guarantor or confirmation that any conditional documents most recently delivered to the Lender remain in full force and effect.

1.2 A copy of a resolution of the board of directors of the Borrower and each Guarantor:

1.2.1 approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

1.2.2 authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.2.3 authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3 To the extent required by the Companies Act or other applicable law, and with reference to the constitutional documents of the Borrower and each Guarantor, a copy of a resolution including, without limitation, all resolutions required in terms of sections 45 and 46 of the Companies Act, duly passed by (i) the holders of the issued shares; and/or (ii) the directors, of that person, approving the terms of, and the transactions contemplated by, the Finance Documents to which that person is a party.

1.4 A duly completed and executed Closing Certificate from the Borrower and each Guarantor (signed by a director).

2. Finance Documents

A copy of each Finance Document.

3. Legal opinions

3.1 A legal opinion from Webber Wentzel dealing with the validity, legality and enforceability of the Finance Documents.

3.2 A legal opinion of Cliffe Dekker Hofmeyr, in its capacity as legal advisers to the Obligors, in respect of the capacity and authority of the Obligors, substantially in the form distributed to the Lender prior to signing this Agreement.

4. Other documents and evidence

4.1 The Lender has received all necessary internal credit approvals.

4.2 The Lender is satisfied that each Security Document constitutes each Obligor's legally valid, binding and enforceable obligations and affords the Lender with a first ranking priority security interest in and to the assets secured thereunder.

4.3 The Lender has received evidence to its satisfaction that all documents, agreements, instruments, and deliverables required to be delivered in connection with the Security Documents on or prior to the Closing Date will be delivered to the person entitled to delivery of same in terms thereof.

4.4 The Original Financial Statements.

4.5 A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

4.6 Evidence satisfactory to the Lender that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

4.7 Such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to carry out and be satisfied it has complied with all necessary "know your customer" or similar identification procedures under applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

SCHEDULE 3

UTILISATION REQUEST

From: Cash Connect Capital Proprietary Limited

To: FirstRand Bank Limited (acting through its Rand Merchant Bank division)

Dated: [●]

Dear Sirs

CASH CONNECT CAPITAL PROPRIETARY LIMITED
REVOLVING CREDIT FACILITY AGREEMENT, CONCLUDED ON OR ABOUT [●] 2022
(the Agreement)

1. We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2. We wish to borrow the Loan on the following terms:

Proposed Utilisation Date: [●] (or, if that is not a Business Day, the next Business Day)

Amount: ZAR[●] or, if less, the applicable Available Facility

3. We confirm that each condition specified in Clause 5.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4. [The proceeds of this advance of the Loan shall be disbursed as follows:

4.1 ZAR[●] of the proceeds of the Loan shall be applied by you on the first Utilisation Date in and towards discharging the Structuring and Execution Fee, plus value-added tax thereon;

4.2 [ZAR[●] of the proceeds of the Loan shall be applied by you on the first Utilisation Date in and towards discharging the Legal Fees and Expenses;] and

4.3 making the Limited Recourse Loan1

5. [The proceeds of this advance of the Loan should be credited to the following bank account:

Bank: [●]

Branch: [●]

Branch code: [●]

Account number: [●]

Reference: [●].]

6. This Utilisation Request is irrevocable.

1 To be included for the first Utilisation only

Yours faithfully

authorised signatory for

Cash Connect Capital Proprietary Limited

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

To: First Rand Bank Limited (acting through its Rand Merchant Bank division) (Lender)

From: Cash Connect Capital Proprietary Limited

Dated: [●]

Dear Sirs

CASH CONNECT CAPITAL PROPRIETARY LIMITED
REVOLVING CREDIT FACILITY AGREEMENT, CONCLUDED ON OR ABOUT [●] 2022
(the Agreement)

1. We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2. We confirm that as at [relevant testing date]:

2.1 the following financial ratios referred to in Clause 20.1 (Financial condition) of the Agreement were at the levels set out below:

	Financial Covenant Ratio	Actual Covenant Level	Compliance [Y /N]
1.	Capital Adequacy Ratio	[●]	[●]

2.2 the representations and warranties contained in Clause 18 (Representations) are true and correct.

3. We confirm that no Default is continuing.

Signed: _____________________________

 [Chief Financial Officer/Chief Executive Officer]

 of

 Cash Connect Capital Proprietary Limited

Signed: _____________________________

 [Director]

 of

 Cash Connect Capital Proprietary Limited

[insert applicable certification language]

for and on behalf of

[name of auditors of the Borrower]2

2 Certification to only be included for the Compliance Certificate delivered with the audited financial statements.

SCHEDULE 5

FORM OF CLOSING CERTIFICATE

CLOSING CERTIFICATE IN RESPECT OF [●] PROPRIETARY LIMITED

(REGISTRATION NO. [●])

To: FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION)

 (as Lender)

From:  [●] PROPRIETARY LIMITED

 (the Company)

Dated: [●]

Dear Sirs

CASH CONNECT CAPITAL PROPRIETARY LIMITED
REVOLVING CREDIT FACILITY AGREEMENT, CONCLUDED ON OR ABOUT [●], 2022
(the Agreement)

1. We refer to the Agreement. This is a Closing Certificate. Terms defined in the Agreement have the same meaning when used in this Closing Certificate unless given a different meaning in this Closing Certificate.

2. We confirm that as at the date hereof:

2.1 no Default and/or Event of Default and/or Material Adverse Effect has occurred and is continuing nor is any Default and/or Event of Default and/or Material Adverse Effect likely to occur; and

2.2 the representations and warranties of the Company in the Finance Documents to which it is a party are true and correct as at the date hereof.

3. I, the undersigned, being a duly authorised director of the Company, hereby certify that:

3.1 in relation to the Agreement -

3.1.1 [borrowing][guaranteeing][securing] the Commitment would not cause any [borrowing][guarantee][security] limit on the Company to be exceeded;

3.1.2 each copy document relating to the Company specified in Schedule 2 (Conditions Precedent) of the Agreement is correct, complete and in full force and effect and has not been amended or superseded as at the date hereof; and

3.1.3 true and complete copies of the constitutional documents of the Company are attached as Annexure A hereto;

3.2 the provisions of Section 75 of the Companies Act No. 71 of 2008 were duly complied with when passing the directors resolution contemplated in Schedule 2 (Conditions Precedent) of the Agreement; and

3.3 the specimen signature(s) of the duly authorised signatory(ies) of the Company which has executed the Finance Documents evidenced below are the true signature(s) of such signatory(ies):

NAME	TITLE	SIGNATURE
Director
Director

Signed on behalf of:

[●] PROPRIETARY LIMITED

Name:

Title: Director

SCHEDULE 6

FORM OF COMMITMENT INCREASE CONFIRMATION

To: Cash Connect Capital Proprietary Limited (as Borrower);

From: FirstRand Bank Limited (acting through its Rand Merchant Bank division)
(the Increase Lender)

Dated: [●]

CASH CONNECT CAPITAL PROPRIETARY LIMITED
REVOLVING CREDIT FACILITY AGREEMENT DATED [●], 2022
(the Agreement)

1. We refer to the Agreement. This agreement (the Commitment Increase Confirmation) shall take effect as a Commitment Increase Confirmation for the purpose of the Agreement. Terms defined in the Agreement have the same meaning in this Commitment Increase Confirmation unless given a different meaning in this Commitment Increase Confirmation.

2. We refer to Clause 3 (Increase in the Commitment) of the Agreement.

3. The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if such Commitment were made available under the Agreement on the date of this Agreement.

4. The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [●].

5. The increase of the Commitment is subject to the following conditions:

5.1 [●]; and

5.2 [●].3

6. [Additional terms relating to the increase in the Commitment are as follows:

[●].4

7. This Commitment Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Commitment Increase Confirmation.

8. This Commitment Increase Confirmation is governed by South African law.

3 Additional conditions to be inserted.

4 Any additional terms to be included as necessary.

THE SCHEDULE

Relevant Commitment to be assumed by the Increase Lender

[insert relevant details]

FirstRand Bank Limited

(acting through its Rand Merchant Bank division)

By:

For and on behalf of

FirstRand Bank Limited (acting through its Rand Merchant Bank division)

Name:

Capacity: Authorised Signatory

Who warrants his authority hereto

For and on behalf of

FirstRand Bank Limited (acting through its Rand Merchant Bank division)

Name:

Capacity: Authorised Signatory Who warrants his authority hereto

Acknowledging and agreeing to the contents hereof:

For and on behalf of

Cash Connect Capital Proprietary Limited

Name:

Capacity: Authorised Signatory

Who warrants his authority hereto

SCHEDULE 7

FORM OF CONFIDENTIALITY UNDERTAKING

To: [Insert name of Potential Purchaser/Purchaser's agent/broker]

 [●]

 [●]

Dated: [●]

Dear Sirs,

CASH CONNECT CAPITAL PROPRIETARY LIMITED
REVOLVING CREDIT FACILITY AGREEMENT, DATED [●] 2022
(the Agreement)

We understand that you are considering [acquiring]5 an interest in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1. Confidentiality Undertaking

You undertake:

1.1 to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

1.2 to keep confidential and not disclose to anyone except as provided for by paragraph 2 the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

1.3 to use the Confidential Information only for the purpose of considering and evaluating whether to enter into the Finance Documents (the Permitted Purpose); and

1.4 not to make any enquiries, relating directly or indirectly to the Finance Documents from the Borrower or any of its officers, directors, employees or professional advisors.

2. Permitted Disclosure

We agree that you may disclose such Confidential Information and such of those matters referred to in paragraph 1.2 as you shall consider appropriate:

2.1 to your Affiliates, officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

5 Delete if addressee is acting as broker or agent.

2.2 to any person to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; and

2.3 with the prior written consent of us and the Borrower.

3. Notification of Disclosure

You agree (to the extent permitted by law and regulation) to inform us:

3.1 of the circumstances of any disclosure of Confidential Information made pursuant to paragraph 2.2 except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2 upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4. Return of Copies

If you do not participate in the Facility and we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with reasonable internal policy, or where the Confidential Information has been disclosed under paragraph 2.2.

5. Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations of this letter shall cease on the earlier of (a) the date on which you become a party to, or otherwise acquire (by assignment or sub-participation) an interest, direct or otherwise in the Agreement; (b) 12 months after you have (i) returned all Confidential Information supplied to you by us and (ii) destroyed or permanently erased all copies of the Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 (other than sub-paragraph 2.1) or which, pursuant to paragraph 4, are not required to be returned or destroyed); or (c) 24 months after the date of this letter.

6. No Representation; Consequences of Breach, etc.

You acknowledge and agree that:

6.1 neither we nor any of our officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the Borrower or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or the Borrower or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2 we or the Borrower may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or the Borrower may be granted an interdict or specific performance for any threatened or actual breach of the provisions of this letter by you.

7. Entire Agreement; No Waiver; Amendments, etc.

7.1 This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2 No party to this letter shall be bound by any express or implied term, representation, warranty, promise of the like, not recorded in this letter.

7.3 No failure or delay in exercising any right or remedy under this letter will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any further exercise thereof or the exercise of any other right or remedy under this letter.

7.4 The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8. Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9. Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower.

10. Governing Law and Jurisdiction

10.1 This letter and the agreement constituted by your acknowledgement of its terms and any non- contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by South African law.

10.2 The courts of South Africa have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this letter or the negotiation of the transaction contemplated by this letter).

11. Definitions

In this letter, terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and Confidential Information means any information relating to Borrower, the Group and the Agreement provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

SCHEDULE 8

FORM OF TRANSFER CERTIFICATE

To: FirstRand Bank Limited (acting through its Rand Merchant Bank division), as Lender

 [●]

 [●]

From: [the existing Lender] (the Existing Lender) and [the new Lender] (the New Lender)

Dated: [●]

Dear Sirs,

CASH CONNECT CAPITAL PROPRIETARY LIMITED
REVOLVING CREDIT FACILITY AGREEMENT, DATED [●] 2022
(the Agreement)

1. We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2. We refer to Clause 23.4 (Procedure for Transfer):

2.1 The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by cession and delegation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.2.

2.2 The proposed Transfer Date is [●].

2.3 The physical address of the New Lender, email address and attention details for notices of the New Lender for the purposes of Clause 26.2 are set out in the Schedule.

3. The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 23.3.

4. This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5. This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by South African law.

6. This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

[EXISTING LENDER]

By:

[NEW LENDER]

By:

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details, including applicable Commitment (or part) and participation in the Loan]

[Existing Lender] [New Lender]

By: By:

SCHEDULE 9

DISCLOSURE SCHEDULE

SIGNATURE PAGE

BORROWER

/s/ Steven J. Heilbron
For and on behalf of: Cash Connect Capital Proprietary Limited

Name:	Steven Heilbron

Office:	Director
(who warrants his authority)

SIGNATURE PAGE

GUARANTOR

/s/ Steven J. Heilbron
For and on behalf of: Cash Connect Management Solutions Proprietary Limited

Name:	Steven Heilbron

Office:	Director
(who warrants his authority)

SIGNATURE PAGE

GUARANTOR

/s/ Steven J. Heilbron
For and on behalf of: Cash Connect Rentals Proprietary Limited

Name:	Steven Heilbron

Office:	Director
(who warrants his authority)

SIGNATURE PAGE

GUARANTOR

/s/ Steven J. Heilbron
For and on behalf of: Deposit Manager Proprietary Limited

Name:	Steven Heilbron

Office:	Director
(who warrants his authority)

SIGNATURE PAGE

GUARANTOR

/s/ Steven J. Heilbron
For and on behalf of: Cash Connect Capital Proprietary Limited

Name:	Steven Heilbron

Office:	Director
(who warrants his authority)

SIGNATURE PAGE

GUARANTOR

/s/ Steven J. Heilbron
For and on behalf of: Main Street 1723 Proprietary Limited

Name:	Steven Heilbron

Office:	Director
(who warrants his authority)

SIGNATURE PAGE

GUARANTOR

/s/ Steven J. Heilbron
For and on behalf of: K2021477132 (South Africa) Proprietary Limited

Name:	Steven Heilbron

Office:	Director
(who warrants his authority)

SIGNATURE PAGE

GUARANTOR

/s/ Steven J. Heilbron
For and on behalf of: K2020 Connect Proprietary Limited

Name:	Steven Heilbron

Office:	Director
(who warrants his authority)

SIGNATURE PAGE

ORIGINAL LENDER

/s/ Wade Terrence Cresswell		/s/ Kedy Mazibuko
For and on behalf of: FirstRand Bank Limited (acting through its Rand Merchant Bank division)		For and on behalf of: FirstRand Bank Limited (acting through its Rand Merchant Bank division)

Name:	Wade Terrence Cresswell	Name:	Kedy Mazibuko

Office:	Authorised	Office:	Authorised
	(who warrants his authority)		(who warrants his authority)